Exhibit 99.2

FOR IMMEDIATE RELEASE                                          November 11, 2004


        Almost Family Announces Acquisition of Florida Home Health Agency
          Plans to Announce Quarterly Results Friday November 12, 2004

Louisville, KY - Almost Family, Inc. (NASDAQ:AFAM) today announced that it has entered into a definitive agreement to acquire the assets and business operations of an Orlando FL Medicare-certified home health agency from BayCare Health System. Terms of the transaction, which is expected to close November 30, 2004, were not disclosed. The agency is not expected to make a significant contribution to Almost Family in 2004.

William B. Yarmuth, Chairman and CEO, commented on the announcement: "We are excited to announce the first of what we hope is series of acquisitions of Visiting Nurse operations as called for in our business plan. This acquisition adds a very important market, metropolitan Orlando, to our growing number of Florida markets. We are very pleased to welcome the agency employees and patients into the Almost Family fold."

Regarding future acquisitions Yarmuth commented: "We are currently evaluating several home health acquisition opportunities that we believe will add value to our business and our shareholders. While we will be very selective in the process, we currently expect that we will be able to complete a number of transactions over the course of the next year."

The Company's 2003 Form 10-K includes a description of its business plan which calls for an increase in emphasis on the Visiting Nurse segment.

The Company also noted that it plans to announce its 2004 third quarter operating results on Friday November 12, 2004.

Almost Family, Inc. TM and subsidiaries (collectively "Almost Family") is a leading regional provider of home health nursing services and adult day health services. The Company has service locations in Florida, Kentucky, Ohio, Maryland, Connecticut, Massachusetts, Alabama and Indiana (in order of revenue significance).

Contact: William Yarmuth or Steve Guenthner (502) 891-1000.



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All statements, other than statements of historical facts, included in this news release, including the objectives and expectations of management regarding the Company's ability to acquire visiting nurse agencies at prices it is willing to pay and the Company's expectations with regard to market conditions, are forward-looking statements. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations expressed or implied in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. The potential risks and uncertainties which could cause actual results to differ materially could include: the impact of further changes in healthcare reimbursement systems, including the potential for changes to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; the Company's ability to attract investment of additional capital, the Company's ability to generate positive cash flows; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry, and the Company's self-insurance risks. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's Securities and Exchange Commission filing on Form 10-K for the year ended December 31, 2003, in particular information under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company disclaims any intent or obligation to update its forward-looking statements.